FOR IMMEDIATE RELEASE

For more information contact:	Financial:	Charles L. Szews
Executive Vice President and
Chief Financial Officer
(920) 235-9151, Ext. 2332
	Media:	Kirsten Skyba
Vice President, Communications
(920) 233-9621

OSHKOSH TRUCK REPORTS THIRD QUARTER EPS UP 23.2%;
INCREASES EPS EXPECTATIONS TO $3.00 FOR FISCAL 2004; ANNOUNCES FISCAL
2005 EPS EXPECTATIONS OF $3.30 AND INCREASES QUARTERLY DIVIDEND BY 50%

        OSHKOSH, WIS. (July 27, 2004) – Oshkosh Truck Corporation (NYSE: OSK), a leading manufacturer of specialty trucks and truck bodies, today reported that third quarter net income increased 26.5 percent to $30.6 million, or $0.85 per share, on sales of $599.8 million for the quarter ended June 30, 2004. This compares with net income of $24.2 million, or $0.69 per share, on sales of $538.2 million for last year’s third quarter. As a result of strong third quarter earnings, Oshkosh increased its earnings per share estimate for the full year ending September 30, 2004 from $2.90 to $3.00 per share.

        Sales increased 11.5 percent in the third quarter. Operating income increased 20.2 percent to $49.2 million, or 8.2 percent of sales, compared to $40.9 million, or 7.6 percent of sales, in the prior year’s third quarter. Strong defense segment results, including a cumulative catch-up adjustment to increase margins on the Company’s multi-year Medium Tactical Vehicle Replacement (“MTVR”) contract with the U.S. Marine Corps from 6.3 percent to 7.1 percent ($0.12 per share) and increased heavy-payload truck and parts sales, were partially offset by losses in the Company’s European refuse business due to further weakening in market conditions and costs for headcount reductions and the introduction of new products. The MTVR contract margin adjustment reflects lower estimates for material cost escalation than expected at the current low production rate under the contract, improved overhead absorption related to higher defense production volumes than expected resulting from increased business related to the conflict in Iraq and improved warranty experience.

-Continued-

        Robert G. Bohn, chairman, president and chief executive officer, said, “We saw a marked improvement in third quarter performance. We were pleased with the profitability achieved by our defense business and with the surge in new business volume across our company, which substantially increased our consolidated backlog by 28.3 percent at June 30, 2004, compared to the prior year. Market dynamics for all segments are robust and improving, except for the European refuse market, which remains weak.

        Bohn continued, “We are not counting on improvement in European market conditions in the short-term and have initiated significant measures to improve Geesink Norba Group’s performance, including a work force reduction and introduction of a new line of value-priced refuse bodies. In addition, although our North American commercial business has improved overall, we are implementing operational improvements within our McNeilus operations, with an eye on improving margins further.

        “I’m pleased that we’ve completed the acquisition of Jerr-Dan in the tow truck market. This company is an excellent fit with our overall growth strategy, and we’re confident the acquisition will be solidly accretive within the first year. All of these factors contribute to our expectations for continued solid earnings growth in fiscal 2005.

        “Indeed, today we are announcing our estimate of fiscal 2005 earnings per share at $3.30, up 10.0 percent over our improved estimate of fiscal 2004 earnings. The Company also increased its quarterly cash dividend payable in August 2004 by approximately 50.0 percent as a result of its positive outlook for fiscal 2005 and improved cash flow,” concluded Bohn.

-Continued-

        Factors affecting third quarter results for the Company’s business segments included:

        Fire and emergency—Fire and emergency segment sales decreased 3.9 percent, to $142.6 million for the quarter due to lower airport product and international fire apparatus sales. Operating income was down 18.2 percent to $13.2 million, or 9.2 percent of sales, compared to prior year operating income of $16.1 million, or 10.9 percent of sales. Due to six to nine month lead times for custom fire apparatus, a significant percentage of third quarter shipments related to orders received in fiscal 2003. During fiscal 2003, industry order rates declined over 10.0 percent, causing pricing to be competitive for the lower volume of available business and orders reflected a particularly weak mix of higher-margin custom pumpers and aerials. Third quarter results also reflect increased product liability and group health costs and underabsorption of overhead in the Company's Florida facility as the Company moved the production of the Palletized Load System trailers from that facility to Oshkosh. Beginning in the fourth quarter of fiscal 2003, the Company’s orders in this segment began to improve, leading the Company to estimate improving segment results beginning in the fourth quarter of fiscal 2004.

        Defense—Defense sales increased 6.9 percent to $191.1 million for the quarter, largely due to increased parts and heavy-payload truck sales, offset in part by the scheduled ramp-down of MTVR sales per contract. Operating income in the third quarter was up 100.7 percent to $33.9 million, or 17.8 percent of sales, compared to prior year operating income of $16.9 million, or 9.5 percent of sales. Operating income margins improved during the current quarter due to the MTVR margin adjustment, an improved mix of higher-margin parts and heavy-payload truck sales and strong manufacturing performance.

-Continued-

        Commercial—Commercial sales increased 27.4 percent to $272.0 million for the quarter. Operating income decreased 11.0 percent to $13.4 million, or 4.9 percent of sales, compared to prior year operating income of $15.0 million, or 7.0 percent of sales. A nearly 50.0 percent improvement in concrete placement operating income and a more than 15.0 percent improvement in domestic refuse operating income were offset by losses in European refuse. The losses in European refuse result from a further weakening in European refuse markets and costs related to headcount reductions and the introduction of new smooth-sided and value-priced products during the third quarter.

        Corporate and other—Corporate and other operating expenses and inter-segment profit elimination increased $4.2 million to $11.3 million, largely due to increased expenses related to acquisition investigations, increased personnel-related expenses and higher professional services costs. Net interest expense for the quarter decreased $1.9 million to $1.0 million compared to the prior year quarter. Lower interest costs were largely due to debt reduction in the second half of fiscal 2003 and in fiscal 2004 resulting from cash flow from operations.

        Nine-Month Results

        The company reported that net income increased 66.9 percent to $82.8 million, or $2.30 per share, for the first nine months of fiscal 2004 on sales of $1,611.2 million compared to $49.6 million, or $1.42 per share, for the first nine months of fiscal 2003 on sales of $1,417.9 million.

        Operating income increased 52.9 percent to $131.0 million, or 8.1 percent of sales, in the first nine months of fiscal 2004 compared to $85.6 million, or 6.0 percent of sales, in the first nine months of fiscal 2003.

-Continued-

Dividend Announcement

        Oshkosh Truck Corporation’s Board of Directors declared a quarterly dividend of $0.075 per share for Class A Common Stock and $0.0875 per share for Common Stock. These dividends, up approximately 50.0 percent from the immediately preceding quarter, will be payable August 13, 2004, to shareholders of record as of August 6, 2004. Oshkosh Truck Corporation officials will comment on third quarter earnings and expectations for the remainder of fiscal 2004 and fiscal 2005 during a live conference call at 11:00 a.m. Eastern Daylight Time today. The call will be available simultaneously via a webcast over the Internet as a service to investors. It will be listen-only format for on-line listeners. To access the webcast, investors should go to www.oshkoshtruckcorporation.com at least 15 minutes prior to the event and follow instructions for listening to the broadcast. An audio replay of such conference call and related question and answer session will be available for at least twelve months at this website.

        Oshkosh Truck Corporation is a leading designer, manufacturer and marketer of a broad range of specialty commercial, fire and emergency and military trucks and truck bodies under the Oshkosh®, McNeilus®, Pierce®, Medtec®, Jerr-Dan®, Geesink and Norba brand names. Oshkosh’s products are valued worldwide by fire and emergency units, defense forces, municipal and airport support services, and concrete placement and refuse businesses where high quality, superior performance, rugged reliability and long-term value are paramount.

-Continued-

Forward-Looking Statements

        This press release contains statements that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital spending and debt levels, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as the Company “expects,” “intends,” “estimates,” “anticipates,” or “believes” and similar expressions are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include, without limitation, the success of the launch of the Revolution® composite concrete mixer drum, the outcome of defense truck procurement competitions, the Company’s ability to turnaround its European refuse business in light of weak industry conditions, the cyclical nature of the Company’s commercial and fire and emergency markets, risks related to reductions in government expenditures, the uncertainty of government contracts, the challenges of identifying acquisition candidates and integrating acquired businesses, rapidly rising steel and component costs and the Company’s ability to avoid such cost increases based on its supply contracts or recover such rising costs with increases in selling prices of its products, and risks associated with international operations and sales, including foreign currency fluctuations. In addition, the Company’s expectations for fiscal 2004 and 2005 are based in part on certain assumptions made by the Company, including, without limitation, the sale of 400 and 1,000 Revolution composite concrete mixer drums in the U.S. in fiscal 2004 and 2005, respectively, at favorable pricing and costs; increasing concrete placement activity; the performance of the U.S. and European economies generally; when the Company will receive sales orders and payments; achieving cost reductions; production and margin levels under the MTVR contract, the FHTV contract and for international defense trucks; capital expenditures of municipalities and large waste haulers; targets for Geesink Norba sales and operating income; the ability of the Company to recover steel and component cost increases from its customers; spending on pre-contract costs; interest costs; the ability to integrate acquired businesses; and that the Company does not complete any acquisitions other than those recently announced. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today.

-Continued-

OSHKOSH TRUCK CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2004	2003	2004	2003
	(In thousands, except per share amounts)
Net sales	$599,824	$538,183	$1,611,231	$1,417,896
Cost of sales	500,576	456,571	1,345,798	1,212,853

Gross income	99,248	81,612	265,433	205,043
Operating expenses:
Selling, general and administrative	48,417	39,100	129,457	114,573
Amortization of purchased intangibles	1,666	1,621	4,998	4,830

Total operating expenses	50,083	40,721	134,455	119,403

Operating income	49,165	40,891	130,978	85,640
Other income (expense):
Interest expense	(1,459)	(3,273)	(4,008)	(10,179)
Interest income	411	306	992	800
Miscellaneous, net	119	(465)	679	(140)

	(929)	(3,432)	(2,337)	(9,519)

Income before provision for income taxes
and equity in earnings of
unconsolidated affiliates	48,236	37,459	128,641	76,121
Provision for income taxes	18,215	13,796	47,563	28,178

Income before equity in earnings
of unconsolidated affiliates	30,021	23,663	81,078	47,943
Equity in earnings of unconsolidated
affiliates, net of income taxes	602	546	1,716	1,672

Net income	$30,623	$24,209	$82,794	$49,615

Earnings per share:
Class A Common Stock	$0.76	$0.62	$2.06	$1.27
Common Stock	$0.87	$0.71	$2.37	$1.47
Earnings per common share assuming dilution	$0.85	$0.69	$2.30	$1.42
Weighted average shares outstanding:
Basic:
Class A Common Stock	811	825	813	828
Common Stock	34,299	33,204	34,155	33,134
Assuming dilution	36,055	34,878	35,961	34,848
Cash dividends:
Class A Common Stock	$0.07500	$0.05000	$0.17500	$0.12500
Common Stock	$0.08750	$0.05750	$0.20250	$0.14375

Continued

OSHKOSH TRUCK CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2004	September 30, 2003
	(Unaudited)
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$25,276	$19,245
Receivables, net	230,878	159,752
Inventories	350,325	242,076
Prepaid expenses	11,670	10,393
Deferred income taxes	34,086	35,092

Total current assets	652,235	466,558
Investment in unconsolidated affiliates	21,905	21,977
Other long-term assets	26,649	7,852
Property, plant and equipment	294,849	285,270
Less accumulated depreciation	(146,919)	(138,801)

Net property, plant and equipment	147,930	146,469
Purchased intangible assets, net	100,856	102,460
Goodwill	343,106	337,816

Total assets	$1,292,681	$1,083,132

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$169,712	$115,739
Floor plan notes payable	46,416	18,730
Customer advances	204,650	164,460
Payroll-related obligations	37,854	33,712
Income taxes	7,275	263
Accrued warranty	28,961	29,172
Other current liabilities	66,689	54,293
Revolving credit facility and current maturities of long-term debt	14,593	51,625

Total current liabilities	576,150	467,994
Long-term debt	643	1,510
Deferred income taxes	46,593	47,619
Other long-term liabilities	66,363	47,146
Commitments and contingencies
Shareholders' equity	602,932	518,863

Total liabilities and shareholders' equity	$1,292,681	$1,083,132

Continued

OSHKOSH TRUCK CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended June 30,
	2004	2003
	(In thousands)
Operating activities:
Net income	$82,794	$49,615
Non-cash and other adjustments	24,304	10,043
Changes in operating assets and liabilities	(27,382)	10,540

Net cash provided from operating activities	79,716	70,198
Investing activities:
Additions to property, plant and equipment	(19,203)	(16,753)
Proceeds from sale of assets	108	3,770
Increase in other long-term assets	(16,339)	(7,910)

Net cash used for investing activities	(35,434)	(20,893)
Financing activities:
Net repayments under revolving credit facility	(37,000)	--
Proceeds from issuance of long-term debt	965	--
Repayment of long-term debt	(1,872)	(48,241)
Dividends paid	(6,032)	(4,395)
Other	4,471	2,065

Net cash used for financing activities	(39,468)	(50,571)
Effect of exchange rate changes on cash	1,217	945

Increase (decrease) in cash and cash equivalents	6,031	(321)
Cash and cash equivalents at beginning of period	19,245	40,039

Cash and cash equivalents at end of period	$25,276	$39,718

Supplementary disclosure:
Depreciation and amortization	$20,073	$18,943

Continued

OSHKOSH TRUCK CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2004	2003	2004	2003
	(In thousands)
Net sales to unaffiliated customers:
Commercial	$272,019	$213,585	$672,817	$562,734
Fire and emergency	142,572	148,345	401,072	402,887
Defense	191,051	178,779	549,575	457,939
Intersegment eliminations	(5,818)	(2,526)	(12,233)	(5,664)

Consolidated	$599,824	$538,183	$1,611,231	$1,417,896

Operating income (expense):
Commercial	$13,359	$15,011	$29,985	$34,047
Fire and emergency	13,186	16,113	36,003	40,453
Defense	33,946	16,913	94,145	33,239
Corporate and other	(11,326)	(7,146)	(29,155)	(22,099)

Consolidated	$49,165	$40,891	$130,978	$85,640

Period-end backlog:
Commercial			$219,302	$131,105
Fire and emergency			457,139	266,291
Defense			876,253	812,377

Consolidated			$1,552,694	$1,209,773

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